Exhibit 10.4

Consulting Agreement

This Consulting Agreement (this “Agreement”) is made effective as of April 29, 2023 (the “Effective Date”) by and between Sana Biotechnology, Inc., a Delaware corporation (the “Company”) and Sunil Agarwal, M.D., an individual (“Consultant”), for the purpose of setting forth the terms and conditions by which the Company will engage the Consultant to perform services on a temporary basis (such services, the “Services”). The Company and Consultant may be referred to herein individually as “Party” or collectively as the “Parties.”

1.Work and Payment.

1.1Project Assignment. Consultant hereby agrees to devote best efforts to perform Services for the Company as may be reasonably requested from time to time by the Company. The Services are described in the project assignment attached to this Agreement as Exhibit A (the “Project Assignment”). The Project Assignment will be subject to the terms and conditions of this Agreement and will set forth at a minimum the following terms: (i) the nature of the Services to be performed, including the specifications and schedule for the Services and any deliverables, (ii) Consultant’s rate of payment for such Services, (iii) any expenses to be reimbursed in connection with such Services, (iv) such other terms and conditions to which the Parties may agree to. The Company is not obligated to issue any additional project assignments under this Agreement or otherwise. Consultant will not commence performance of Services until this Agreement and the Project Assignment is executed by an authorized representative of the Company. Consultant will not perform any Services for the Company except as authorized or requested by the Company.

1.2Services. Subject to the terms of this Agreement, Consultant will, to the best of Consultant’s ability, render the Services set forth in the Project Assignment by the completion dates set forth therein, if any. Unless otherwise specified in the Project Assignment, the manner and means by which Consultant chooses to complete projects are in Consultant’s sole discretion and control. In performing the Services and completing the projects, Consultant will use Consultant’s own equipment, tools and other materials at Consultant’s own expense, unless otherwise specified in the Project Assignment. Consultant acknowledges that time is of the essence in performing the Services. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without the Company’s prior written consent. Consultant will perform Services, and provide the results thereof, with the highest degree of professional skill and expertise. Consultant will cooperate with the Company’s personnel, will not interfere with the conduct of the Company’s business, and will observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

1.3Compensation and Invoicing.

(a)In consideration of Consultant’s performing the Services, the Company will pay Consultant as set forth in the Project Assignment.

(b)Consultant will submit invoices for completed Services to the Company’s address set forth at the end of this Agreement (or such other address, electronic mail or facsimile information as the Company may specify in writing from time to time), in a form satisfactory to the Company, that: (1) itemize in reasonable detail the Services performed, (2) identify personnel performing the Services (if not Consultant), and (3) indicate the dates and number of hours worked each day by Consultant or such other personnel (associated with the specific Services performed). Invoices must be submitted within 30 days of completion of Services covered by such invoice.

(c)Unless expressly provided for in the Project Assignment, time spent traveling will not be deemed time spent performing Services and will not be billed to the Company, except to the extent Services are performed while traveling.

(d)The Company will pay undisputed invoices within 30 days after the Company’s receipt of an acceptable invoice from Consultant.

(e)Except as set forth in any amendment to this Agreement, Consultant will not be entitled to any other compensation or benefits for the Services.

1.4Expenses. The Company will reimburse Consultant for reasonable expenses incurred in the performance of the Services to the extent such expenses are set forth in the Project Assignment or have been approved in advance and in writing by the Company. To the extent approved, Consultant will use commercially reasonable efforts to minimize reimbursable expenses. Consultant must provide copies of receipts for any expense. Consultant has up to 30 days to provide the Company with original receipts and other supporting documentation for expenses; otherwise, the Company is not obligated to reimburse such expenses. Approved expenses will be reimbursed within 30 days of the Company’s receipt of invoices with supporting receipts. The Company will not provide accommodation or any other hospitality to spouses and/or other persons accompanying Consultant, nor will the Company reimburse expenses relating to such persons.

2.Confidential Information.

2.1Definition. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive and otherwise be exposed directly or indirectly, to technical and non-technical confidential information of the Company, including without limitation, information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements related to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Confidential Information”), whether in graphic, written, electronic or oral form. Confidential Information may be labeled or identified at the time of disclosure as confidential or proprietary, or equivalent, but Confidential Information also includes information which by its context would reasonably be deemed to be confidential and proprietary. “Confidential Information” may also include, without limitation, unpublished patent applications and other intellectual property filings, ideas, Work Product (as defined below), techniques, works of authorship, models, inventions, compounds, compositions, know-how, processes, algorithms, software programs, software source documents, formulae, information and trade secrets as well as financial information (including sales costs, profits, pricing methods), research data, clinical data, bills of material, customer, prospect and supplier lists, investors, employees, business and contractual relationships (including with third parties), business forecasts, sales and merchandising data, and business and marketing plans and any derivatives, improvements and enhancements related to any of the above. Information the Company provides regarding third parties as to which the Company has an obligation of confidentiality also constitutes “Confidential Information.”

2.2Restrictions on Use and Disclosure. Consultant acknowledges the confidential and secret character of the Confidential Information, and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant agrees not to use or reproduce the Confidential Information except as reasonably necessary in the performance of this Agreement, and not to disclose, lecture upon or publish all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of the Company. Without limiting the foregoing, Consultant agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which shall not be less than a reasonable standard of care. Consultant shall immediately notify the Company upon discovery of any actual or suspected loss or unauthorized disclosure of the Confidential Information and shall take all reasonable steps requested by the Company to prevent, control or remedy any such loss or disclosure. Upon expiration or any termination of this Agreement, Consultant agrees to cease using and to return to the Company, or at the Company’s sole option, destroy, all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

2.3Third-Party Information. Consultant will not disclose or otherwise make available to the Company in any manner any confidential information received by Consultant under obligations of confidentiality from a third party.

2.4Exceptions. The obligations of confidentiality set forth in Section 2.2 will not apply to information the Consultant can establish by competent proof: (i) was generally available to the public or otherwise part of the public domain at the time of disclosure; (ii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Consultant; (iii) was already known to Consultant, without confidentiality restrictions, at the time of disclosure, as shown by Consultant’s files and records immediately prior to the time of disclosure; (iv) was disclosed to Consultant, without confidentiality restrictions, by a third party who had no obligation not to disclose such information to others; or (v) was developed independently by Consultant without any use of or reference to the Confidential Information, as shown by Consultant’s files and records immediately prior to the time of disclosure.

2.5Compelled Disclosure. In the event a court or governmental agency legally compels Consultant to disclose Confidential Information, Consultant will provide reasonable prior written notice of such required disclosure to the Company and take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. Consultant will cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, Consultant will limit any compelled disclosure of Confidential Information to that legally required, in the opinion of Consultant’s legal counsel. Consultant will request that confidential treatment be accorded such Confidential Information, where available. Compulsory disclosures made pursuant to this section will not relieve Consultant of its obligations of confidentiality and non-use with respect to non-compulsory disclosures.

2.6Publications. Consultant agrees to submit to the Company for review any proposed publication that contains any discussion relating to the Company, its Confidential Information, the Work Product, the Services, or any results of the Services. Consultant agrees that it may not publish any such information without the prior written consent of the Company on a case-by-case basis.

2.7Defend Trade Secrets Act Notice of Immunity Rights. Consultant acknowledges that the Company has provided Consultant with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Confidential Information to its attorney and use the Confidential Information in the court proceeding, if Consultant files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.

3.Ownership; Licenses.

3.1Work Product; Assignment. Consultant agrees that the Company will be the sole and exclusive owner of all right, title and interest in and to all ideas, inventions, works of authorship, work product, materials, and other deliverables conceived, made, developed, reduced to practice, or worked on by Consultant, alone or in conjunction with others (i) in the course of providing services for the Company prior to the date of this Agreement, (ii) in the course of providing the Services for the Company following the execution of this Agreement, and (iii) after the term of the Agreement if resulting or directly derived from Confidential Information, and all patent, copyright, trademark, trade secret and other intellectual property rights therein, whether now known or hereafter recognized in any jurisdiction (collectively, “Work Product”). Consultant hereby assigns to the Company all of Consultant’s right, title and interest in and to the Work Product. Consultant hereby waives any applicable moral rights in the Work Product. Consultant will promptly disclose to the Company any and all Work Product. Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all Work Product and results thereof and such records will be available to and remain the sole property of the Company at all times.

3.2Assistance. Consultant will execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist the Company as reasonably required at the Company’s reasonable expense to perfect in the Company the right, title and other interest in Work Product expressly granted to the Company under this Agreement. If the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified above, Consultant hereby irrevocably designates and appoints the Company as Consultant’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and, on Consultant’s behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.

4.Representations and Warranties.

4.1Authority. Consultant represents and warrants that Consultant has the power to enter this Agreement and except as Consultant has disclosed in writing to the Company, Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or Confidential Information in the course of Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party.

4.2Performance. Consultant represents and warrants that Consultant has the skills and experience necessary to perform the Services and will perform said Services in a professional, competent and timely manner.

4.3Work Product. Consultant represents and warrants that the Work Product will be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product.

4.4Compliance. Consultant represents and warrants that the Services and the Work Product comply with all applicable United States and foreign laws and regulations, and that all Work Product will conform to the specifications agreed by the Parties for such Work Product.

4.5Licenses and Certifications. Consultant represents and warrants that it has obtained and will continue to maintain, at its sole cost and expense, all licenses or certifications necessary to perform the Services.

4.6Debarment. Consultant represents and warrants that Consultant (including, as applicable, any of Consultant’s agents who will be performing Services) (i) is not under investigation by the U.S. Food and Drug Administration for debarment action or is presently debarred under the Federal Food, Drug, and Cosmetic Act, as amended or pursuant to the Generic Drug Enforcement Act of 1992 (21 USC 301 et seq.) or listed on the HHS/OIG List of Excluded Individuals/Entities or the System for Awards Management; and (ii) has not violated, and is not under investigation for violating, any state or federal health care programs or any federal or state anti-kickback laws or regulations.

4.7Foreign Corrupt Practices Act. Consultant represents and warrants that Consultant is familiar with and will comply with all applicable anti-corruption and anti-bribery laws as amended from time to time, including without limitation, the U.S. Foreign Corrupt Practices Act, and all applicable anti-corruption and anti-bribery laws in effect in the countries in which Consultant conducts or will conduct business. Consultant agrees that in the course of its performance under this Agreement, it will not, either directly or through an intermediary, (i) offer or pay, or authorize such offer or payment, of any money, gift, contribution, thing of value, or any other advantage to any person including but not limited to government officials (or candidate for government office), an employee of a public body or a company, a political party or party official, for purposes of influencing the person’s decisions, inducing the person to do or omit doing some act, or securing any improper advantage. Any breach of the foregoing obligation will constitute a material breach of this Agreement and will entitle the Company to exercise all available remedies hereunder at law or equity.

4.8Non-Infringement. Consultant represents and warrants that (i) the Work Product and the use of Work Product in the products and services of the Company do not and will not infringe or misappropriate the intellectual property rights of any third party; (ii) Consultant has all necessary rights to assign all Work Product to the Company; and (iii) Consultant’s engagement by the Company pursuant to this Agreement does not and will not breach any agreement with any third party (including any former employer or client), and that Consultant has not entered into and will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.

4.9Breach of Warranty. In the event of a breach or threatened breach of the warranty set forth in Section 4.8, and in addition to any other remedies to which the Company may be entitled under this Agreement or by operation of law, Consultant will, at no additional cost to the Company, replace or modify the Work Product with a functionally equivalent and conforming Work Product, obtain for the Company the right to continue to use the Work Product and, in all other respects, use Consultant’s best efforts to remedy the breach.

4.10Notification. Consultant will notify the Company immediately upon gaining knowledge (i) that it has violated or may violate any of the representations or warranties set forth herein; or (ii) that any regulatory authority has made inquiries or commenced proceedings concerning Consultant.

5.Term and Termination. This Agreement will expire on May 12, 2023, unless terminated earlier in accordance with this Section 5. The Company may, upon written notice to Consultant (email to suffice), extend the term of this Agreement for up to an additional two-week period. The Company may terminate this Agreement immediately following any breach by Consultant of Consultant’s obligations under this Agreement by providing Consultant with written notice of such termination. In the event of such termination by the Company, Consultant will cease work immediately after receiving notice of such termination from the Company unless otherwise advised by the Company and will notify the Company of all costs incurred up to the effective date of termination. The Company agrees to pay Consultant for all Services actually performed for work in progress and reimburse all reasonable, non-cancellable pre-approved costs and expenses incurred by Consultant in performing such Services in compliance with this Agreement, up to the date of Consultant’s receipt of notice of the Company’s intention to terminate this Agreement. Such payments will constitute full settlement of any and all claims of Consultant of every description against the Company. Sections 2-9 will survive expiration or any termination of this Agreement.

6.Independent Contractor; Benefits.

6.1Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of the Company and is not authorized to make any representation, warranty, contract, or commitment on behalf of the Company. Consultant will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Consultant represents warrants and agrees that while fulfilling the Services, Consultant shall be customarily engaged in a separate and independent business, and that any of the Services set forth in the Project Assignment are outside the usual course of Company’s business, and shall be separate and distinct from the type of services performed by the Company’s employees.  Consultant further confirms that Consultant is free from the control and direction of the Company both under the terms of this Agreement, in performance of the Services and in fact.  Both Consultant and Company agree that in fulfilling the Services, Consultant is expected to meet all tests established by applicable law regarding independent contractor status.

6.2Tax Treatment.  Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services and receipt of fees under this Agreement. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf (or for any individual performing Services on behalf of Consultant, if applicable). Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement. In the event that, notwithstanding this Section 6, Consultant is found by a court of competent jurisdiction to be an employee of the Company, the Parties acknowledge and agree that works of authorship and other intellectual property that would qualify fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code will not constitute Work Product for the purposes of assignment under Section 3.1 of this Agreement.

6.3Benefits.  Consultant acknowledges that Consultant will not receive benefits from Company either as a Consultant or employee, including without limitation paid vacation, sick leave, medical insurance, and 401(k) participation.  If Consultant or a Consultant employee is reclassified by a state or federal agency or court as an employee of Company, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company's benefit plans in effect at the time of the reclassification Consultant would otherwise be eligible for benefits.

7.Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL THE COMPANY BE LIABLE TO CONSULTANT FOR ANY LOST PROFITS OR LOST BUSINESS OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER THE COMPANY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

8.Indemnity. Consultant hereby agrees to indemnify and hold the Company and its affiliates and its and their directors, officers, employees, and agents harmless from and against any and all liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) related to any third-party or agency claim, suit, action or proceeding arising out of (i) the negligence, willful misconduct or material breach of any obligation, representation or warranty by Consultant in performing Services for the Company under this Agreement; (ii) a breach by Consultant of Sections 3.1 or 3.3; (iii) an allegation that any of the Work Product or Services of Consultant infringe upon or misappropriate any third-party patent, copyright, trademark, trade secret or other intellectual property right of such party; or (iv) any claims relating to Consultant’s status as an independent contractor with respect to the fulfillment of the Services.

9.General.

9.1Compliance with Laws. Consultant will comply with all applicable laws and regulations in providing services under this Agreement, and agrees not to export, reexport or retransfer, directly or indirectly, any information acquired from the Company or any products or software using or containing such information to any countries, individuals, or entities outside the United States if such export would be in violation of United States laws or regulations.

9.2Compliance with Company Policies.  Consultant will perform the Services in accordance with all policies and procedures provided by Company, including any third-party policies and procedures with which Company is required to comply.

9.3Assignment. The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. The Company may freely assign this Agreement, and Consultant expressly agrees that any intellectual property rights licensed to the Company are transferable to the Company’s assignee without Consultant’s consent. Consultant will not assign this Agreement or Consultant’s rights or obligations hereunder without the prior written consent of the Company. Any such purported assignment not in accordance with this Section 9.2 will be null and void and a material breach of this Agreement.

9.4Legal and Equitable Remedies. Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9.5No Warranty. All Confidential Information is provided “AS IS,” without any warranty of any kind.

9.6Portfolio Reference. Upon termination of this Agreement, Consultant may disclose to prospective third-party contractors or employers the fact that Consultant performed certain services for the Company, subject to the receipt of prior written permission from the Company with respect to such disclosure and the scope thereof.

9.7Governing Law; Jurisdiction. The rights and obligations of the Parties under this Agreement will be governed in all respects by the laws of the State of California without regard to conflict of law principles. Consultant agrees that, upon the Company’s request, all disputes arising hereunder will be adjudicated solely in the state and federal courts having jurisdiction over disputes arising in San Mateo County, South San Francisco, California, and Consultant hereby agrees to consent to the personal jurisdiction of such courts.

9.8Notices. Any notices required or permitted hereunder will be given to the appropriate Party in writing and will be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, three days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices will be sent to the addresses, electronic mail or facsimile information set forth at the end of this Agreement or such other address, electronic mail or facsimile information as either Party may specify in writing.

9.9Captions; Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns will include the plural, and vice versa.

9.10Entire Agreement. This Agreement and the Project Assignment agreed upon by the Parties constitute the Parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. In the event of any conflict between this Agreement and the Project Assignment, this Agreement will govern unless a statement in the Project Assignment expressly supersedes a term in this Agreement.

9.11Waiver and Modification. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both Parties.

9.12Severability. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability will not prevent enforcement of any other provision of this Agreement.

9.13Construction. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.” The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.

9.14Counterparts. This Agreement may be executed in two or more counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf), each of which will be considered an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first set forth above.

SANA BIOTECHNOLOGY, INC.

By:	/s/ Robin Andrulevich	/s/ Sunil Agarwal
Sunil Agarwal
Name:	Robin Andrulevich

Title:	EVP, CPO	Date:	4/28/23

Date:	4.28.23

[Signature Page to Consulting Agreement]

Exhibit A

Project Assignment

Work to be performed: Services include the facilitation of a smooth transition of Consultant’s former work duties and business contacts to the Company and such other related services as may be mutually agreed from time to time.

Payment: The Company will pay to Consultant consulting fees of $256.00 per hour. Company will pay the Consultant within 30 days of the date of receipt of Consultant’s invoice, which Consultant will provide to Company on a monthly basis by the 10th calendar day of each month for the previous month’s services. Consultant’s invoice shall detail the number of hours worked in the prior month and list any reimbursable expenses to be paid.  Consultant’s invoices will be sent by e-mail to the EVP, Chief People Officer, with a copy to accountspayable@sana.com.

Expenses to be reimbursed: Expenses must be preapproved by EVP, Chief People Officer in writing.

Approved by:

SANA BIOTECHNOLOGY, INC.

By:	/s/ Robin Andrulevich	/s/ Sunil Agarwal
Sunil Agarwal
Name:	Robin Andrulevich

Title:	EVP, CPO	Date:	4/28/23

Date:	4.28.23